UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________
FORM 8-K
_____________________________
Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 29, 2016

Commission File Number	Exact Name of Registrant as Specified in its Charter, State of Incorporation, Address of Principal Executive Offices and Telephone Number	IRS Employer Identification No.
1-11607	DTE Energy Company (a Michigan corporation) One Energy Plaza Detroit, Michigan 48226-1279 313-235-4000	38-3217752
1-2198	DTE Electric Company (a Michigan corporation) One Energy Plaza Detroit, Michigan 48226-1279 313-235-4000	38-0478650

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers

On February 29, 2016, the Board of Directors of DTE Energy Company (the “Company”) approved the following management changes which are to take effect on April 4, 2016. Steven E. Kurmas, currently President and Chief Operating Officer is appointed Vice Chairman. Gerardo Norcia, currently Group President of the Company and President and Chief Operating Officer-DTE Electric is appointed President and Chief Operating Officer of the Company. Trevor F. Lauer currently Senior Vice President, Distribution Operations is appointed President and Chief Operating Officer-DTE Electric. A press release announcing the changes is attached hereto as exhibit 99.1 and incorporated herein by reference.

In connection with these management changes Gerardo Norcia will receive a $30,000 increase in base salary and an additional 2,000 performance shares. Trevor F. Lauer will receive a $53,000 increase in base salary, 1,300 additional shares of restricted stock and 3,000 performance shares.

Also in connection with the changes, the Company will enter into a Change-In-Control Severance Agreement (the "Agreement") with Trevor F. Lauer ("Executive"). This Agreement is identical to agreements currently in place with the Company’s Chief Executive Officer and Chief Financial Officer among others. The Agreement is intended to provide continuity of management in the event there is a change-in-control of the Company and to align executive and shareholder interests in support of corporate transactions. Under the Agreement, a change-in-control occurs if (i) we or our assets are acquired by another company or if we merge, consolidate, or reorganize with another company and less than 55% of the new or acquiring company's combined voting stock is held by holders of the voting stock of the Company immediately prior to the change-in-control transaction, (ii) a "person" becomes the beneficial owner of at least 20% of the Company's voting stock, (iii) a majority of the Company's Board members change within a period of two consecutive years, (iv) the Company's shareholders approve a complete liquidation or dissolution of the Company, or (v) the Company executes, at the direction of the Board, one or more definitive agreements to engage in a transaction that will result in one of the events described in (i) through (iv).

The Agreement provides for severance compensation in the event that the Executive's employment is terminated (actually or constructively) within two years after a change-in-control of the Company. The severance compensation provided to the Executive following a qualifying termination is the same for all of the change-in-control events. The cash severance benefit is the sum of (i) a multiple of the Executive's base salary plus annual bonus, assuming target performance goals for such year would be met, plus (ii) a lump sum payment of the Executive's pro-rated annual bonus (reduced by any pro-rated annual bonus otherwise paid because of the Executive's termination). The multiple for the Executive is 200%. An additional amount is paid as consideration for the prohibition against engaging in any competitive activity for one year after termination that is imposed by the Agreement. The additional amount for the Executive is 100% of the Executive's base salary plus annual bonus, assuming target performance goals for such year would be met.

The form of Agreement was filed as Exhibit 10.1 to the Company’s Form 8-K filed on March 5, 2014 and is incorporated by reference to this Form 8-K. The description set forth below is qualified in its entirety by reference to the form of the Agreement.

Item 9.01.      Financial Statements and Exhibits.
(d) Exhibits

99.1	Press Release of DTE Energy Company dated March 1, 2016.

10.1	Form of Change-In-Control Severance Agreement (incorporated by reference to the Company’s Form 8-K filed on March 5, 2014).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

Date: March 2, 2016

DTE ENERGY COMPANY (Registrant)

/S/ Lisa A. Muschong Lisa A. Muschong Vice President and Corporate Secretary

DTE ELECTRIC COMPANY (Registrant)

/S/ Lisa A. Muschong Lisa A. Muschong Vice President and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release of DTE Energy Company dated March 1, 2016.

10.1	Form of Change-In-Control Severance Agreement (incorporated by reference to the Company’s Form 8-K filed on March 5, 2014).